EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-126054, 333-79643 and 333-46936 on Form S-8 of our reports dated March 15, 2012, relating to the consolidated financial statements of Nautilus, Inc. appearing in this Annual Report on Form 10-K of Nautilus, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Portland, Oregon
March 15, 2012